Exhibit 21.1
List of Subsidiaries

The following is a list of the subsidiaries of Amalgamated Financial Corp.:

1.Amalgamated Bank

The following is a list of the subsidiaries of Amalgamated Bank:

1.New Hillman I GP, LLC, incorporated in New York
2.New Hillman I, L.P., incorporated in New York
3.The New Hillman Company, incorporated in New York
4. 275A Property Holdings, Inc., incorporated in New York
5. 275R Property Holdings, Inc., incorporated in New York
6.AT2017 LLC, incorporated in New Jersey
7.Amalgamated Real Estate Management Company, Inc., incorporated in New York

The following is a list of the subsidiaries of Amalgamated Bank, as Trustee of Longview Ultra Construction Loan Investment Fund (for trust other real estate owned properties):

1.LV Holdings LLC, incorporated in New York
2.LV Holdings Sole Member LLC, incorporated in New York
3. 1352 Lofts Property Corporation, incorporated in Pennsylvania
4. 1352 Lofts Property Holdings, LP, incorporated in Pennsylvania
5.Tower Drive Property Holdings LLC, incorporated in Rhode Island
6.Tower Drive Development LLC, incorporated in Rhode Island
7.One Madison R/A Holdings, LLC, incorporated in Delaware